Exhibit 99.1

FOR IMMEDIATE RELEASE

BUCA, Inc. 1300 Nicollet Mall, Suite 5300 Minneapolis, MN 55403 www.bucainc.com	Investor Relations Contact: ICR Kathleen Heaney (203) 803-3585

BUCA, Inc. Announces First Quarter Fiscal 2007 Earnings

Comparable Restaurant Sales Increase 0.2%

Minneapolis, Minnesota, May 8, 2006. BUCA, Inc. (Nasdaq: BUCA) today announced financial results for the first fiscal quarter of 2007. The Company reported a net loss of $2.8 million, or ($0.14) per share, in the first quarter of fiscal 2007 as compared to net income of $1.3 million, or $0.06 per share, in the first quarter of fiscal 2006. Net loss from continuing operations was $2.6 million, or ($0.13) per share, in the first quarter of fiscal 2007 as compared to net income of $1.1 million, or $0.05 per share, in the same period in the prior year.

Wallace B. Doolin, the Company’s Chairman and Chief Executive Officer commented, “I am disappointed with the results of a very difficult first quarter. We continue to face a number of challenges. Foremost is improving our average unit volumes and this was quite evident with revenues for the quarter being $2.0 million less than those of the first quarter of fiscal 2006. Additionally, we experienced an increase of approximately $600,000 in costs primarily related to minimum wage increases as well as the costs of staffing 52 additional restaurants for lunch, both of which put pressure on our initiatives to improve labor expense. We are acutely aware of the need to make adjustments to return to a path of improving our results. On a positive note, I am pleased that we were able to deliver positive comparable restaurant sales for the quarter, representing our tenth consecutive quarter of positive comparable restaurant sales and once again we exceeded the industry average as measured by Knapp Track.” Mr. Doolin added, “We are pleased with the customer response to the roll-out of lunch throughout the system, the continued increases in sales of Buca To Go and the success of our E-Club.”

First Quarter 2007 Results

Total restaurant sales in the first quarter of fiscal 2007 were $62.8 million compared to $64.8 million in the first quarter of fiscal 2006. The decrease in restaurant sales was primarily the result of the absence of the New Years Eve holiday in the current fiscal quarter as well as the loss of several operating days due to inclement weather and the closure of one restaurant.

For the first quarter of fiscal 2007, comparable restaurant sales increased 0.2%.

Total restaurant costs in the first quarter of fiscal 2007 were $59.3 million as compared to $58.7 million in the same period of the prior year. As a percentage of restaurant sales, these costs were 94.5% for the first quarter of fiscal 2007 as compared to 90.5% in the first quarter of fiscal 2006. The increase in restaurant costs was primarily due to softer than anticipated sales and increased labor costs related to higher minimum wage as well as the staffing for lunch service at additional restaurants.

General and administrative expenses were $5.6 million in the first quarter of fiscal 2007 as compared to $4.3 million in the first quarter of fiscal 2006. General and administrative expenses as a percentage of restaurant sales were 8.9% in the first quarter of fiscal 2007 as compared to 6.5% in the comparable period of fiscal 2006. The results for the first quarter of fiscal 2006 included the Company’s receipt of a $1.8 million insurance settlement.

Interest expense in fiscal quarter of first 2007 was $0.6 million as compared to $0.7 million in first quarter of fiscal 2006. The decrease was primarily related to a reduction in long-term debt.

Conference Call

BUCA, Inc. will host a conference call on Tuesday, May 8, 2007 at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss these results. Wallace B. Doolin, the Company’s Chairman and Chief Executive Officer, and Kaye R. O’Leary, the company’s Chief Financial

Officer, will be hosting the call. The conference call will be webcast and can be accessed from the following link: http://viavid.net/dce.aspx?sid=00003E22. For those who are unable to listen to the webcast live, a telephone replay will be available for one week beginning at 7:30 p.m. (Eastern Time) on May 8, 2007, and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 (international callers) and entering pin number 2945793.

About the Company:

BUCA, Inc. owns and operates 92 highly acclaimed Italian restaurants under the name Buca di Beppo in 25 states and the District of Columbia

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BUCA, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Thirteen Weeks Ended
	April 1, 2007	March 26, 2006
Restaurant sales	$62,811	$64,842
Restaurant costs:
Product	15,378	15,947
Labor	21,860	20,745
Direct and occupancy	19,047	18,711
Depreciation and amortization	3,054	3,251

Total restaurant costs	59,339	58,654
General and administrative expenses	5,624	4,260
Loss on impairment of long-lived assets	50	51
Lease termination charges	(3)	—

Operating (loss) income	(2,199)	1,877
Interest income	137	14
Interest expense	(561)	(748)

(Loss) income before income taxes	(2,623)	1,143
Income taxes	—	—

Net (loss) income from continuing operations	(2,623)	1,143
Net (loss) income from discontinued operations	(172)	127

Net (loss) income	$(2,795)	$1,270

Net (loss) income from continuing operations per share—basic and diluted	$(0.13)	$0.05
Net (loss) income from discontinued operations per share—basic and diluted	$(0.01)	$0.01

Net (loss) income per share—basic and diluted	$(0.14)	$0.06

Weighted average common shares outstanding—basic	20,410,184	20,503,773

Weighted average common shares outstanding—diluted	20,410,184	20,621,312

BUCA, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

($ in thousands)

(Unaudited)

	April 1, 2007	December 31, 2006
ASSETS
CURRENT ASSETS:
Cash	$930	$1,567
Accounts receivable	3,933	4,864
Inventories	5,993	6,279
Prepaid expenses and other	4,536	4,468

Total current assets	15,392	17,178
PROPERTY AND EQUIPMENT, net	109,572	112,189
NOTE RECEIVABLE	3,582	3,567
OTHER ASSETS	4,485	4,469

	$133,031	$137,403

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,335	$10,755
Unredeemed gift card liabilities	2,418	4,031
Accrued payroll and benefits	6,547	8,806
Accrued sales, property and income tax	2,965	3,678
Other accrued expenses	3,977	3,495
Line of credit borrowing	3,570	—
Current maturities of long-term debt and capital leases	216	193
Current liabilities of discontinued operations and assets held for sale	316	257

Total current liabilities	30,344	31,215

LONG-TERM DEBT AND CAPITAL LEASES, less current maturities	16,211	16,278
DEFERRED RENT	18,154	18,853
OTHER LIABILITIES	3,678	4,037

Total liabilities	68,387	70,383

COMMITMENTS AND CONTINGENCIES (Note 8)
SHAREHOLDERS’ EQUITY:
Undesignated stock, 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value per share, 30,000,000 shares authorized; 20,909,427 and 20,926,556 shares issued and outstanding, respectively	209	209
Additional paid-in capital	171,785	171,430
Accumulated deficit	(106,298)	(103,503)
Notes receivable from employee shareholders	(1,052)	(1,116)

Total shareholders’ equity	64,644	67,020

	$133,031	$137,403